EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the use of our report dated February 14, 2000, included in the Annual Report on Form 10-K of FirstCom Corporation for the year ended December 31, 1999, with respect to the consolidated financial statements and schedule, included in this form 10K/A, Amendment No. 1.

         We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-41839) of FirstCom Corporation and in the related Prospectus of our report dated February 14, 2000, with respect to the consolidated financial statements and schedule of FirstCom Corporation included in this Annual Report (Form 10-K/A, Amendment No. 1) for the year ended December 31, 1999.

                                                           /s/ Ernst & Young LLP

Miami, Florida
May 10, 2000